EXHIBIT 5.1

ATTORNEYS AT LAW Five Palo Alto Square 3000 El Camino Real Palo Alto, CA 94306-2155 Main 650 843-5000 Fax 650 849-7400 www.cooley.com	Broomfield, CO 720 566-4000 Reston, VA 703 456-8000 San Diego, CA 858 550-6000 San Francisco, CA 415 693-2000 Washington, DC 202 842-7800

December 21, 2005

Nektar Therapeutics

150 Industrial Road

San Carlos, CA 94070

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Nektar Therapeutics, a Delaware corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to which the Company is registering under the Securities Act of 1933, as amended, the resale by the holders thereof of a total of up to $315,000,000 principal amount of 3.25% Convertible Subordinated Notes due 2012 (the “Notes”) and the shares of common stock issuable upon conversion thereof (the “Conversion Shares”). The Notes were issued pursuant to an Indenture dated September 28, 2005 by and between the Company and J.P. Morgan Trust Company, National Association (collectively, the “Indenture”).

In connection with this opinion, we have examined copies of the Indenture, the Notes and such other documents and have made such other inquiries and investigations of law as we have deemed necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Except with respect to our opinion as to the enforceability of the Notes, which is provided solely with respect to the laws of the State of New York, our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing and in reliance thereon, we are of the opinion that (i) the Notes constitute valid and binding obligations of the Company, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws of general application relating to or affecting creditors’ rights, by general principles of equity, and by an implied covenant of good faith, and (ii) following the issuance upon conversion of the Notes in accordance with their terms, the Conversion Shares will be validly issued, fully paid and nonassessable.

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We consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

By:	/s/ John M. Geschke
John M. Geschke